Exhibit 4.5

SUBSCRIPTION AGREEMENT

dated as of April 19, 2023

by and between

RA CAPITAL HEALTHCARE FUND, L.P.

and

LEGEND BIOTECH CORPORATION

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of April 19, 2023, by and between Legend Biotech Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”) and RA Capital Healthcare Fund, L.P., a Delaware limited partnership (the “Purchaser”).

RECITALS

A. WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, upon the terms and conditions set forth in this Agreement, the Purchased Shares (as defined below).

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“ADS” means American depositary shares, each of which represents two (2) Ordinary Shares of the Company;

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person;

“Board” means the board of directors of the Company;

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing, Hong Kong or New York;

“Company Share Plans” mean (a) the Company’s Share Option Scheme, initially adopted by the shareholders of the Company on 2 December 2017, as amended from time to time; (b) the Company’s 2020 Restricted Shares Plan, as amended from time to time, and (c) such other plans as may be adopted by the Company from time to time relating to the granting of awards as equity compensation;

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding;

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person;

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of pre-emption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange;

“IFRS” means International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, applied consistently throughout the Financial Statements;

“knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers (as defined in Rule 405 under the Securities Act) after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business, including inquiry of other officers or employees of such party;

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over any of the Company or the Purchaser;

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) the authority or ability of the Company to perform its obligations under the Transaction Documents; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any effect resulting from compliance with the express terms and conditions of, or from the identity of the Purchaser, (ii) any effect that results from changes affecting any of the industries in which the Company or its Subsidiaries operate generally or the economy generally, (iii) any effect that results from changes affecting general worldwide economic or capital market conditions, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster, or similar event, (v) any event, circumstance, change or effect caused by embargoes, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of terrorism or war (whether or not declared), including any escalation or worsening thereof; or (vi) mandatorily applicable changes or modifications in the applicable general accepted accounting principles or applicable Law or the interpretation or enforcement thereof; provided, further, that any event, circumstance, development, change or effect referred to in the foregoing clauses (ii) through (vi) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, circumstance, development, change or effect has a disproportionate effect on the Company and its Subsidiaries compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Memorandum and Articles” means the Third Amended and Restated Memorandum and Articles of Association of the Company, as amended from time to time;

“Nasdaq” means the Nasdaq Stock Market LLC;

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.0001 per share;

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority;

“PRC” means the People’s Republic of China;

“Prohibited Person” means any Person that is (1) a national or resident of any U.S. embargoed or restricted country, (2) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (3) a member of any PRC military organization, or (4) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules;

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities” means any Ordinary Shares, ADSs or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company;

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person. For all purposes of this Agreement and other Transaction Documents, “Subsidiary” shall, with respect to the Company, as of the date hereof, include each of the entities set out in Schedule A to this Agreement and, for the avoidance of doubt, shall not include Genscript Biotech Corporation;

“Transaction Documents” mean this Agreement and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement;

“U.S.” or “United States” means the United States of America;

Section 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agent	Section 5.9

Agreement	Preamble
Allowed Delay	Annex A
Bankruptcy and Equity Exception	Section 3.2;
Balance Sheet	Section 4.11
Beneficiary	Section 5.6
Closing	Section 2.1
Closing Date	Section 2.3(b)
Company	Preamble
Company Closing Certificate	Section 7.6
Compliance Laws	Section 4.21(a)
Demand Registration	Annex A

Effectiveness Deadline	Annex A

F-3 Trigger Date	Annex A
Financial Statements	Section 4.10
HKIAC	Section 9.5(a)
Indemnified Liabilities	Section 9.2
Indemnitees	Section 9.2
Indemnitor	Section 9.2

Intellectual Property Rights	Section 4.16
Judgment	Section 4.13
License Agreement	Section 4.22
Permits	Section 4.14(a)
PFIC	Section 5.12
Placement Agent	Section 3.5(c)
Proceedings	Section 4.13
Prohibited Purchaser	Section 3.7
Public Documents	Section 4.9
Purchaser	Preamble
Purchaser Closing Certificate	Section 6.5

Purchased Shares	Section 2.1
Purchased Shares Purchase Price	Section 2.2(a)
Registration Period	Annex A
Registrable Securities	Annex A
Registration Statement	Annex A
Returns	Section 4.15
Rule 144	Annex A
Shareholders Agreement	Annex A
Tax	Section 4.15

Section 1.3 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) references to a Person are also to its successors and permitted assigns; and

(g) the use of the term “or” is not intended to be exclusive.

ARTICLE II

PURCHASE AND SALE OF SECURITIES

Section 2.1 Sale and Issuance of the Purchased Shares. Subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII below, on the Closing Date (as defined below), the Company shall issue and sell to the Purchaser, and the Purchaser shall subscribe for and purchase from the Company an aggregate number of 7,656,968 Ordinary Shares (the “Purchased Shares”) (the “Closing”).

Section 2.2 Purchase Price.

(a) Purchased Shares Purchase Price. The purchase price per Purchased Share shall be US$26.12, and the aggregate purchase price for the Purchased Shares (the “Purchased Shares Purchase Price”) shall be US$200,000,004.16.

Section 2.3 Closing.

(a) Closing. The Closing shall take place at 10:00 a.m., Eastern Time remotely via the exchange of documents and signatures on a date as soon as practicable but in no event later than the fifth (5th) Business Day following the satisfaction or waiver of the conditions to the Closing set forth in Articles VI and VII below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or such other place, date and time as may be mutually agreed in writing by the Company and the Purchaser. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b) Payment and Delivery. At the Closing:

(i) the Purchaser shall:

(A) commence payment of the Purchased Shares Purchase Price to the Company by electronic bank transfer of immediately available funds to a bank account specified in Schedule B (provided that a wire instruction shall have been provided by the Company to the Purchaser at least three (3) Business Days prior to such Closing Date);

(B) deliver to the Company the Purchaser Closing Certificate; and

(ii) the Company shall deliver to the Purchaser against the full payment of the Purchased Shares Purchase Price the Purchased Shares pursuant to Section 2.3(b)(i) hereunder:

(A) a share certificate representing the applicable Purchased Shares duly executed on behalf of the Company; provided, however, that the Company shall be deemed to have satisfied its delivery obligations under this Section by making available to the Purchaser an electronic scan copy of such share certificate on such Closing Date and delivering the original thereof to the Purchaser within fifteen (15) Business Days thereafter;

(B) a scan copy of an extract of the register of members of the Company dated as of the Closing Date, reflecting the Purchaser’s ownership of the Purchased Shares, duly certified by a director of the Company;

(C) the Company Closing Certificate;

(D) a scan copy of the resolutions of the Board approving the entering into and execution of this Agreement, the issuance of the Purchased Shares, and the entering into and execution of the other Transaction Documents to which the Company is a party and the consummation of all transactions contemplated herein and therein, duly certified by a director of the Company;

(E) an opinion of Harney Westwood & Riegels, Cayman Islands counsel to the Company, in relation to the Purchased Shares, in form and substance reasonably satisfactory to the Purchaser.

(c) Restrictive Legend. Each certificate representing any of the Purchased Shares shall be endorsed with the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants, with respect to itself, to the Company as of the date hereof and as of the Closing Date that:

Section 3.1 Organization. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware. The Purchaser has all requisite power and authorization to carry on its business as it is currently being conducted.

Section 3.2 Authorization; Enforcement; Validity. The Purchaser has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite company action by the Purchaser and no other actions or proceedings on the part of the Purchaser is necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement and the other Transaction Documents to which it is a party have been or will be duly executed and delivered by the Purchaser, and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.3 No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (a) result in a violation of the organizational or constitutional documents of the Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material Contract to which the Purchaser is a party, or (c) result in a material violation of any Law applicable to the Purchaser, except in the case of clause (b) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.4 Consents. In connection with the entering into and performance of this Agreement and the other Transaction Documents, the Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby, except any filing or report required to be made with or submitted to the SEC (including a report of beneficial ownership on Schedule 13D or Schedule 13G, a report of Section 13(f) securities holding on Form 13-F, and any amendment thereto) or (b) any third party pursuant to any material agreement, indenture or instrument to which the Purchaser is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained.

Section 3.5 Status and Investment Intent.

(a) Status of the Purchaser. The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(b) Experienced Investor. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(c) No Public Sale or Distribution. The Purchaser is acquiring the Purchased Shares for its own account and not on behalf of any U.S. person and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. The Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchased Shares. The Purchaser is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(d) Solicitation. The Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts (within the meaning of Regulation D promulgated under the Securities Act).

(e) Reserved

(f) Reliance on Exemptions; Restricted Securities. The Purchaser understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Purchased Shares. The Purchaser acknowledges that the Purchased Shares are “restricted securities” that have not been, and will have not been, registered under the Securities Act or any applicable state securities Law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (i) to the Company or any Subsidiary thereof, (ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (iii) to a qualified institutional buyer in compliance with Rule 144A under the Securities Act, or (iv) pursuant to an exemption from registration under the Securities Act.

Section 3.6 Prohibited Purchaser. The Purchaser represents that neither it nor, to its knowledge, its Affiliates, nor any Person having a beneficial interest in it, nor any Person on whose behalf the Purchaser is acting (i) a Person that is currently the subject of Sanctions; (ii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iii) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; (iv) a person within any of the categories identified in Rule 506(d) (a disqualified “bad actor”), or (v) is otherwise prohibited from investing in the Company pursuant to applicable money laundering laws, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (v), each a “Prohibited Purchaser”). The Purchaser agrees to provide the Company, promptly upon request, all information that the Company reasonably deems necessary or appropriate to comply with applicable money laundering laws, anti-terrorist and asset control laws, regulations, rules and orders, within the constraints imposed on the Purchaser and its Affiliates by applicable Law, organization documents or existing internal policies. The Purchaser consents to the disclosure to regulators and law enforcement authorities by the Company and its Affiliates and agents of such information about the Purchaser as the Company reasonably deems necessary or appropriate to comply with applicable money laundering laws, anti-terrorist and asset control laws, regulations, rules and orders; provided, however, that nothing in this Agreement shall be construed as requiring the Purchaser to provide or disclose any non-public information with respect to it or any of its Affiliates other than of the type or to the extent the Purchaser and/or its Affiliates have previously provided to regulators and law enforcement authorities in prior transactions under substantially similar standards of confidentiality. If the Purchaser is a financial institution that is subject to the USA Patriot Act, the Purchaser represents that it has met all of its obligations under the USA Patriot Act. The Purchaser acknowledges that if, following its investment in the Company, the Company reasonably believes that the Purchaser is a Prohibited Purchaser, the Company may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require the Purchaser to transfer the Purchased Shares.

Section 3.7 Brokers and Finders. Neither the Purchaser nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Company or the Purchaser for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

Section 3.8 No Additional Representations. The Purchaser acknowledges that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to the Purchaser in accordance with the terms hereof and thereof. Nothing herein shall be deemed to limit any of the Purchaser’s claims relating to fraud, intentional concealment of material facts or other willful misconduct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that, except as set forth in its Public Documents filed prior to the date of this Agreement (without giving effect to any amendment thereto filed on or after the date of this Agreement and excluding (i) disclosures of non-specific risks faced by the Company included in any forward-looking statement, disclaimer, risk factor disclosure or other similarly non-specific statements that are predictive, general or forward-looking in nature; and (ii) disclosures in any Public Documents filed after the date of this Agreement but are incorporated by reference into the Public Documents filed prior to or on the date of this Agreement):

Section 4.1 Organization and Qualification. The Company is an exempted company with limited liability duly incorporated, organized, validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries is in violation of any of the provisions of its constitutional documents in any material respects.

Section 4.2 Capitalization. As of the date of this Agreement, the authorized share capital of the Company is US$200,000 divided into 1,999,000,000 ordinary shares of a par value US$0.0001 each and 1,000,000 shares of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the memorandum and articles of association of the Company of a par value US$0.0001 each, in each case having the rights as determined by the Board in accordance with the Memorandum and Articles. As of the date of this Agreement, 330,929,132 Ordinary Shares are issued and outstanding. As of the date of this Agreement, 9,960,295 Ordinary Shares have been reserved for issuance under the Company Share Plans, and options to purchase 8,316,764 Ordinary Shares have been granted and are outstanding under the Company Share Plans and 2,876,873 Ordinary Shares have been granted and are unvested under the Company’s 2020 Restricted Shares Plan, as amended from time to time. Except as provided for in Section 5.8 of that certain Subscription Agreement, dated as of May 13, 2021 (the “Subscription Agreement”), by and between LGN Holdings Limited and the Company, all outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to rights of first refusal, preemptive or similar rights, Taxes and Encumbrances.

Section 4.3 Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and perform its obligations under this Agreement and the other Transaction Documents and to issue the Purchased Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Purchased Shares, have been duly and validly authorized by all requisite corporate action by the Company and no other actions or proceedings on the part of the Company is necessary to authorize the execution and delivery by it of this Agreement and the other Transaction Documents, the performance by it of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by the Company, and, assuming the due and valid authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.4 No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including, the issuance of the Purchased Shares) will not (a) result in a violation of the Memorandum and Articles or any other organizational or constitutional documents of the Company or the constitutional documents of any of the Company’s Subsidiaries, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material Contract to which the Company or any Subsidiary of its Subsidiaries is a party, or (c) result in a material violation of any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected), except in the case of clause (b) above, for such conflicts, defaults or rights which would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.5 Consents. In connection with the entering into and performance of this Agreement and the other Transaction Documents, the Company or any of its Subsidiary is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby, except for any required filing or notification under applicable securities Law regarding the issuance of the Purchased Shares, or (b) any third party pursuant to any agreement, indenture or instrument to which the Company is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained.

Section 4.6 Issuance of Purchased Shares. The Purchased Shares are duly and validly authorized for issuance and sale to the Purchaser by the Company, and, when issued and delivered by the Company against payment therefor by the Purchaser in accordance with the terms hereof, shall be validly issued and non-assessable and, except as provided for in Section 5.8 of that the Subscription Agreement, are free from all rights of first refusal, preemptive or similar rights, Taxes and Encumbrances and the Purchased Shares shall be fully paid with the Purchaser being entitled to all rights accorded to a holder of the Ordinary Shares. Assuming the accuracy of the representations and warranties set forth in Section 3.5 of this Agreement, the offer and issuance by the Company of the Purchased Securities is exempt from registration under the Securities Act.

Section 4.7 No General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) or directed selling efforts (within the meaning of Regulation S promulgated under the Securities Act) in connection with the offer or sale of the Purchased Shares.

Section 4.8 No Integrated Offering. None of the Company, any of its Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Purchased Shares under the Securities Act, whether through integration with prior offerings or otherwise.

Section 4.9 Public Documents. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act (all of the foregoing documents filed with or furnished to the SEC on or prior to the date of this Agreement and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Public Documents”). As of their respective filing or furnishing dates, the Public Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, as applicable, to the respective Public Documents, and, other than as corrected or clarified in a subsequent Public Document, none of the Public Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.10 Financial Statements. As of their respective dates, the financial statements of the Company included in the Public Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements (including any related notes thereto) fairly present in all material respects the consolidated financial position of the Company as of the dates indicated therein and the consolidated results of its operations, cash flows and changes in shareholders’ equity for the periods specified therein, other than as corrected or clarified in a subsequent Public Document. The Financial Statements were prepared in accordance with IFRS applied on a consistent basis (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements).

Section 4.11 No Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations other than (a) liabilities or obligations reflected on, reserved against, or disclosed in the Company’s latest balance sheet (the “Balance Sheet”) as disclosed in the Public Documents (excluding those discharged or paid in full prior to the date of this Agreement), (b) liabilities not required to be reflected in the Company’s financial statements pursuant to IFRS or disclosed in filings made with the SEC, (c) liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practices, none of which are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (d) any liabilities incurred pursuant to this Agreement.

Section 4.12 Internal Controls and Procedures. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof. Except as disclosed in the Public Documents, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.13 Litigation. Neither the Company nor any of its Subsidiaries, nor any of their directors or officers, is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other claims, suits, actions or proceedings or governmental or regulatory investigations (“Proceedings”) of any nature (i) against the Company or any of its Subsidiaries or to which any of their interests or material properties or assets is subject, except for any Proceedings which, in each case, would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, or (ii) any Proceedings that seek to restrain or enjoin the consummation of the transactions contemplated by the Transaction Documents. There is no judgment, order, injunction or decree (“Judgment”) outstanding against Company, any of its Subsidiaries, any of their equity interests, material properties or assets, or any of their directors and officers (in their capacity as directors and officers), except for any Judgment which would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.14 Compliance and Permits.

(a) The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) of, and have made all filings, applications and registrations with, any Governmental Authority that are required in order to carry on their business as presently conducted, except where the failure to have such Permits or the failure to make such filings, applications and registrations would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole; and all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) The Company is not in violation of any listing requirements of the Nasdaq and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of its ADSs from the Nasdaq in the foreseeable future.

Section 4.15 Tax Status. The Company and each of its Subsidiaries (a) has made or filed in a timely manner (within any applicable extension periods) and in the appropriate jurisdictions all foreign, federal and state income and all other tax returns, reports, information statements and other documentation (including any additional or supporting materials) required to be filed or maintained in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (each a “Tax”), including all amended returns required as a result of examination adjustments made by any Governmental Authority responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are true, correct and complete in all material respects, (b) has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such Returns, except those being contested in good faith, not finally determined, and (c) has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Returns apply. Neither the Company nor any of its Subsidiaries has received notice regarding unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction and the Company is not aware of any reasonable basis for such claim. The Company is not a “passive foreign investment company” (a “PFIC”), as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto), and to the knowledge of the Company, the Company does not expect to be a PFIC for the current taxable year.

Section 4.16 Intellectual Property. The Company and the Subsidiaries own, possess, or otherwise have sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, or otherwise have licenses to use, all material patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as currently conducted and as proposed to be conducted (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received, since the date of the Balance Sheet, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. All such Intellectual Property Rights are enforceable in all material respects, and to the knowledge of the Company, there is no existing infringement by another Person of any of the Intellectual Property Rights that would, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.17 Labor and Employment Matters. No labor disturbance by or dispute with the employees of the Company or its Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its Subsidiaries’ principal suppliers, contractors or customers, except as would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.18 Title to Property and Assets. Each of the Company and its Subsidiaries has good and marketable title to, or a legal and valid right to use, all properties and assets (whether tangible or intangible) that it purports to own (including as reflected in the Balance Sheet) or that it leases or otherwise uses, free and clear of any and all Encumbrances, except for any defects in title or right or any Encumbrances that would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. Such properties and assets collectively represent in all material respects all properties and assets necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted and as presently contemplated to be conducted.

Section 4.19 Material Contracts. True and correct copies (or excerpt thereof) of all material Contracts of the Company and its Subsidiaries have either been disclosed to the Purchaser or set forth in the Public Documents, and since the date of this Agreement, there has been no acceleration, termination, material modification to or cancellation of any such Contracts that would, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.20 Brokers and Finders. Neither the Company nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Purchaser or the Company for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

Section 4.21 Anti-Bribery and Anti-Corruption; Money Laundering Laws; Economic Sanctions.

(a) The Company and its Subsidiaries and their respective directors, officers, employees, and to the knowledge of the Company, agents and other persons acting on their behalf are and have been in compliance with all applicable Laws relating to antibribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”). Furthermore, to the Company’s knowledge, no Public Official (i) holds an ownership or other economic interest, direct or indirect, in any of the Company or its Subsidiaries or in the contractual relationship formed by this Agreement, or (ii) serves as an officer, director or employee of any of the Company or its Subsidiaries.

(b) None of the Company or its Subsidiaries or any of their respective directors, officers, employees, or to the knowledge of the Company, agents and other persons acting on their behalf has been found by a Governmental Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery. To the Company’s knowledge, none of the beneficial owners of a substantial portion of equity securities or other interest in any of the Company or its Subsidiaries or the current or former directors, officers or employees of any of the Company and its Subsidiaries, or to the knowledge of the Company, agents or other persons acting on the Company’s or its Subsidiaries’ behalf, are or were Public Officials.

(c) None of the Company or its Subsidiaries or to the knowledge of the Company, any of their respective directors, officers, employees, agents and other persons acting on their behalf is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any of the Company or its Subsidiaries. None of the Company or its Subsidiaries has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

Section 4.22 CFIUS. None of the Company nor any of its Subsidiaries is a TID U.S. business as that term is defined at 31 C.F.R. § 800 et seq.

Section 4.23 No Materially More Favorable Terms. The Company does not presently propose to enter into, any definitive transaction document, side letter, undertaking letter, or other similar agreement or instrument with any other existing or prospective investor or shareholder in the Company with terms and conditions that are materially more favorable than the terms and conditions provided hereunder to the Purchaser. There are no contemporaneous private placements of, or warrants, options or other instruments to purchase, Ordinary Shares or other Securities proposed to be issued or sold by the Company to prospective investors (other than the Purchaser).

Section 4.24 No Additional Representations. The Company acknowledges that the Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Purchaser to the Company in accordance with the terms hereof and thereof. Nothing herein shall be deemed to limit any of the Company’s claims relating to fraud, intentional concealment of material facts or other willful misconduct.

Section 4.25 Management Matters. No current senior member of the Company’s management has conveyed their oral or written resignation from the Company or, to the Company’s knowledge, indicated any current intent or desire to resign from the Company.

ARTICLE V

AGREEMENTS OF THE PARTIES

Section 5.1 Further Assurances. The Purchaser and the Company shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement on a timely basis, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions, and will cooperate and consult with the other and use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits of, or any exemption by, all Governmental Authorities, necessary or advisable to consummate the transactions contemplated by this Agreement. During the period from the date of this Agreement through the Closing Date, except as required by applicable Law or with the prior written consent of the other party, each of the Purchaser and the Company will use reasonable best effort to avoid taking any action which, or failing to take any action the failure of which to be taken, would, or would reasonably be expected to (a) result in any of the representations and warranties set forth in Article III or IV on the part of the party taking or failing to take such action being or becoming untrue in any respect, (b) result in any conditions set forth in Articles VI and VII not to be satisfied, or (c) result in any material violation of any provision of this Agreement. After the Closing Date, each party shall use reasonable best efforts to execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.

Section 5.2 Expenses. Except as otherwise provided in this Agreement and the other Transaction Documents, each party shall bear and pay its own costs, fees and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents.

Section 5.3 Reserved

Section 5.4 Compliance and Other Actions Prior to Closing. Except for the transactions contemplated under this Agreement and the other Transaction Documents, from the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business and affairs in the ordinary course of business consistent with past practice or its business expansion plans as disclosed in the Public Documents, (b) not take any action, or omit to take any action, that would reasonably be expected to make (x) any of its representations and warranties in this Agreement untrue, or (y) any of the conditions for the benefit of the Purchaser set forth in Article VII not to be satisfied, in each case, at, or as of any time before, the Closing Date. Without limiting the generality of the foregoing, the Company agrees that, except as disclosed in the Public Documents, from the date hereof until the Closing Date, none of the Company or its Subsidiaries shall make (or otherwise enter into any Contract with respect to) (a) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Securities of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any of the Company’s wholly owned Subsidiaries); (c) any redemption, repurchase or other acquisition of any share capital of the Company or any of its Subsidiaries; (d) issue or sell any Securities or debt securities, warrants or other rights to acquire any Security other than pursuant to the transactions contemplated under this Agreement, the other Transaction Documents or the Company Share Plans; (e) make any alteration or amendment to the Memorandum and Articles; or (f) change the size or composition of the Board or any committee thereof, in each case, except with the prior consent of the Purchaser. The Company does not currently intend to use any portion of the proceeds from the Purchased Shares Purchase Price to (i) pay dividend in cash or in kind to, (ii) make distributions in any form to, (iii) repurchase or redeemed Securities from, or (iv) otherwise make payments to, any holder of Securities.

Section 5.5 Reservation of Shares. The Company shall maintain a reserve from its duly authorized but unissued shares, sufficient Ordinary Shares to enable the Company to comply with its obligations to issue the Ordinary Shares represented by the Purchased Shares.

Section 5.6 Registration Rights. The Purchaser shall be entitled to the registration rights with respect to the Registrable Securities held thereby as set forth in Annex A attached hereto.

Section 5.7 [Reserved].

Section 5.8 [Reserved].

Section 5.9 Assistance in ADS Conversion. Upon written request by the Purchaser, the Company shall provide reasonable assistance to the Purchaser in the sale, resale or other disposition of any Ordinary Shares held by it and its Affiliates, including the conversion of any such Ordinary Shares into freely tradeable ADSs, subject to the rules and regulations of the Securities Act. The Company shall use reasonable best efforts to: (a) request its counsel to submit a request, and if requested, an opinion, to the Company’s depositary, the corporate registrar, and transfer agent and all other applicable parties (as applicable, collectively “Agent”) to facilitate the removal of all restrictive legends or any other forms of restrictions on any such Ordinary Shares and the conversion of such Ordinary Shares into freely tradeable ADSs, (b) pay the conversion, maintenance, registration and other fees and expenses related to the conversion of any such Ordinary Shares into freely tradeable ADSs (and to the extent the Purchaser incurs any such fees, the Company shall reimburse the Purchaser for such fees), and (c) provide conversion approvals and instructions to the Agent and all other applicable parties (as applicable).

Section 5.10 Use of Purchaser’s Name or Logo. Without the prior written consent of the Purchaser (regardless of whether the Purchaser then holds any Securities), the Company shall not and shall cause each of its Affiliates not to use, publish, reproduce or refer to the name of the Purchaser or its Affiliates or any similar name, trademark or logo in any non-internal discussion, documents or materials, including for marketing or other purposes, except in each case to the extent required by applicable law, in which case the Purchaser shall be provided an opportunity to review the proposed disclosure, filing or other documents or materials, and any comments thereon from the Purchaser shall be considered by the Company in good faith.

ARTICLE VI

CONDITIONS TO THE COMPANY’S OBLIGATION TO CLOSE

The obligation of the Company hereunder to consummate the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing Date, of each of the following conditions:

Section 6.1 Execution of Transaction Documents. The Purchaser shall have duly executed and delivered to the Company the Transaction Documents to which it is a party.

Section 6.2 Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in Article III hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date); provided that each representation or warranty made by the Purchaser in Sections 3.1, 3.2 and 3.3(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date); and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

Section 6.3 No Stop Order. No stop order suspending the qualification or exemption from qualification of the Purchased Shares in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 6.4 No Action. No Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents, nor any Proceeding challenging any Transaction Document or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority.

Section 6.5 Purchaser Officer’s Certificate. The Purchaser shall have delivered to the Company a certificate (the “Purchaser Closing Certificate”), dated as of the Closing Date, executed by a duly authorized officer of the Purchaser, certifying to the fulfillment of the condition specified in Article VI.

ARTICLE VII

CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE

The obligation of the Purchaser hereunder to consummate the Closing is subject to the satisfaction or waiver by the Purchaser, at or before the Closing Date, of each of the following conditions:

Section 7.1 Execution of Transaction Documents. The Company shall have duly executed and delivered to the Purchaser the Transaction Documents to which it is a party.

Section 7.2 Representations and Warranties; Covenants. The representations and warranties of the Company contained in Article IV hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date); provided that each representation or warranty made by the Company in this Agreement under Sections 4.1, 4.2, 4.3, 4.4(a), 4.6, 4.22 and 4.23 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date), and the Company shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

Section 7.3 No Stop Order. No stop order suspending the qualification or exemption from qualification of the Purchased Shares in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 7.4 No Action. No Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents, nor Proceeding challenging any Transaction Document or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority.

Section 7.5 No Material Adverse Effect. From and after the date hereof, there shall not have occurred a Material Adverse Effect.

Section 7.6 Company Officer’s Certificate. The Company shall have delivered to the Purchaser a certificate (the “Company Closing Certificate”), dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying to the fulfillment of the conditions specified in Article VII.

Section 7.7 No Suspensions of Trading in ADSs. Trading in the ADSs has not been, or been threatened to be, suspended by the SEC or Nasdaq as of the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Subject to Section 8.2 below, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and the Purchaser;

(b) by the Company or the Purchaser if any Law, or any final, non-appealable injunction or order shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of prohibiting the sale and issuance of the applicable Purchased Shares, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party if the issuance of such Law, injunction or order was principally caused by the breach or failure of such party to perform in material respects any of its obligations under this Agreement;

(c) by the Purchaser if there has been a material breach of any representation or warranty by the Company under this Agreement or any material breach of any covenant or agreement by the Company under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 7.2 or Section 7.5, and such breach is not cured within ten (10) Business Days upon delivery of written notice thereof from the Purchaser; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Purchaser shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements under this Agreement and such breach or failure shall have been the principal cause of the failure of the condition set forth in Section 7.2 or Section 7.5;

(d) by the Company if there has been a material breach of any representation or warranty by the Purchaser under this Agreement or any material breach of any covenant or agreement by the Purchaser under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 6.2, and such breach is not cured within ten (10) Business Days upon delivery of written notice thereof from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements under this Agreement and such breach or failure shall have been the principal cause of the failure of the condition set forth in Section 6.2; or

(e) by the Company or by the Purchaser, upon written notice to the other parties if the Closing has not occurred within thirty (30) days after the date hereof; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of the failure of the Closing to occur on or prior to such date; provided, further, that the parties shall negotiate in good faith an extension for a reasonable period of time if the failure to effect the Closing is solely the result of the prolonged review or approval procedures implemented by any relevant Governmental Authorities (if and to the extent applicable).

Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 above, written notice thereof shall be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto; provided that (a) nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred before such termination and (b) the provisions of this Article VIII, Article IX, Section 5.3 and Section 5.10 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Survival. Other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3(a), 4.1, 4.2, 4.3, 4.4(a) and 4.6, which shall survive the Closing indefinitely, the representations and warranties of the parties set forth in Articles III and IV of this Agreement shall survive the execution and delivery of this Agreement and the Closing until the date that is 12 months after the Closing; provided that each representation, warranty, covenant and agreement hereunder shall survive the Closing indefinitely in the case of fraud, intentional concealment of material facts or other willful misconduct on the part of the Company or the Purchaser, as the case may be; provided, further, that a claim with respect to recovery under the indemnification provisions set forth in Section 9.2 is initiated prior to the applicable survival period set forth in this Section 9.1, such claim may continue indefinitely until it is finally resolved pursuant to Section 9.2.

Section 9.2 Indemnification. From and after the Closing Date, each party (the “Indemnitor”) shall defend, protect, indemnify and hold harmless the other parties and their respective Affiliates, shareholders, partners, members, officers, directors, employees, agents or other representatives (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, diminution in value, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Indemnitor in this Agreement and other Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Indemnitor contained in this Agreement or the other Transaction Documents, and (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party arising out of or as a result of any breach of any representation or warranty made by the Indemnitor or any breach of any covenant, agreement or obligation of the Indemnitor under the Transaction Documents. Notwithstanding the foregoing, the term “Indemnified Liabilities” shall not include any punitive, incidental, consequential, special or indirect losses and damages, including loss of future revenue or income, or loss of business reputation or opportunity.

Section 9.3 Limitation to the Indemnitor’s Liability. Notwithstanding anything to the contrary in this Agreement:

(a) the maximum aggregate liabilities of the Indemnitor in respect of Indemnified Liabilities pursuant to Section 9.2(a) with respect to any misrepresentation or breach of any representation or warranty made by the Indemnitor in this Agreement shall be subject to a cap equal to the Purchased Shares Purchase Price actually received by the Company from the Purchaser; provided that, the cap under this Section 9.3(a) shall not apply to any Indemnified Liabilities resulting from or arising out of, directly or indirectly, fraud, intentional concealment of material facts or other willful misconduct on the part of the Indemnitor; and

(b) the representations, warranties, covenants, agreements and obligations of the Indemnitor, and the Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitee (including by any of its agents or representatives) or by reason of the fact that the Indemnitee (or any of its agents or representatives) knew or should have known that any such representation, warranty, covenant, agreement or obligation is, was or might be inaccurate or by reason of the Indemnitee’s waiver of any condition set forth in Article VI or Article VII, as applicable.

Section 9.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws thereunder.

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Section 9.5 Arbitration.

(a) Any dispute, controversy, difference or claim arising out of or relating to this letter agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved through final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), in effect on the date of this Agreement.

(b) The seat of arbitration shall be New York City, New York.

(c) The number of arbitrators shall be three. The arbitrators shall be neutral and shall be appointed in accordance with the Commercial Arbitration Rules of the AAA. The arbitration proceedings shall be conducted in English.

(d) It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 9.6 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 9.7 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 9.8 Entire Agreement. This Agreement and the other Transaction Documents, together with all the schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof and thereof.

Section 9.9 Notices. Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with an internationally recognized overnight courier service; or (d) when sent by confirmed electronic mail if sent during normal business hours of the recipient, or if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Address:	2101 Cottontail Lane
Somerset, NJ 08873
Telephone:	[***]
Email:	[***]
Attention:	[***]

with a copy (for informational purposes only) to:

Cooley LLP
Address:	11951 Freedom Drive 14th Floor Reston, Virginia 20190-5656
Email:	[***]
Telephone:	[***]
Attention:	[***]

If to the Purchaser:

Address:	c/o RA Capital Management, L.P.
200 Berkeley Street, 18th Floor
Boston, MA 02116
Email:	[***]
Telephone:	[***]
Attention:	[***]

with a copy (for informational purposes only) to:
Address:	c/o Han Kun Law Offices LLP Rooms 3901-05,39/F., Edinburgh Tower. The Landmark 15 Queen’s Road Central, Hong Kong, PRC
Email:	[***]
Telephone:	[***]
Attention:	[***]

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.9 by giving the other parties written notice of the new address in the manner set forth above.

Section 9.10 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than the Indemnitees) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.11 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that the Purchaser may assign any of its rights, interests, or obligations hereunder to an Affiliate of the Purchaser without the prior written consent of the Company.

Section 9.12 Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.13 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.14 Adjustment of Share Numbers. If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the Ordinary Shares referred to in this Agreement, or any change to the number and type of Ordinary Shares underlying each ADS, then, in any such event, the numbers and types of shares of such Ordinary Shares, as applicable, referred to in this Agreement shall be adjusted to the number and types of shares of such security that a holder of such number of Ordinary Shares would own or be entitled to receive as a result of such event if such holder had held such number of Ordinary Shares immediately prior to the record date for, or effectiveness of, such event.

Section 9.15 Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

Section 9.16 Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the party against whom such waiver is to be effective. Any amendment or waiver effected in accordance with this Section 9.16 shall be binding upon the Company and the Purchaser and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

LEGEND BIOTECH CORPORATION

By:	/s/ Ying Huang
Name:	Ying Huang, Ph.D.
Title:	Chief Executive Officer and Chief Financial Officer

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

RA CAPITAL HEALTHCARE FUND, L.P. By: RA Capital Healthcare Fund GP, LLC Its: General Partner

By:	/s/ Rajeev Shah
Name:	Rajeev Shah
Title:	Manager

[Signature Page to Subscription Agreement]

Schedule A

List of Subsidiaries

Name of Subsidiary	Place of Incorporation
Legend Biotech Limited	British Virgin Islands
Legend Biotech HK Limited	Hong Kong
Nanjing Legend Biotech Co., Ltd.	People’s Republic of China
Hainan Chuanji Biotech Co., Ltd.	People’s Republic of China
Legend Biotech Ireland Limited	Ireland
Legend Biotech Belgium, NV	Belgium
Legend Biotech USA Inc.	Delaware

Schedule B

Company Bank Account

Bank Routing Number: [***]

SWIFT Code: [***]

General Bank Reference Address: [***]

Account Number: [***]

Account Name: [***]

Annex A

Registration Rights

The Purchaser shall be entitled to the following rights with respect to the Registrable Securities.

1. Mandatory Initial Registration.

(a) On or prior to June 1, 2023, the Company shall file with the SEC a registration statement to register under and in accordance with the provisions of the Securities Act, the resale of the Registrable Securities on Form F-3 or any similar or successor short form registration (which shall be filed pursuant to Rule 415 under the Securities Act as a secondary-only registration statement), if the Company is then eligible for such short form or, if the Company is not then eligible for such short form registration or would not be able to register for resale all of the Registrable Securities on Form F-3, on Form F-1 or any similar or successor long form registration (the “Registration Statement”). The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than July 1, 2023 (the “Effectiveness Deadline”); provided that the Effectiveness Deadline shall be extended by forty-five (45) calendar days if the Registration Statement is reviewed by, and receives comments from, the SEC; provided, further, that the Company’s obligations to include the Registrable Securities in the Registration Statement are contingent upon the holders of such Registrable Securities furnishing in writing to the Company such information regarding the holders of such Registrable Securities, the Registrable Securities and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations. The Company will provide a draft of the Registration Statement to the Purchaser for review at least two (2) Business Days in advance of filing the Registration Statement. In no event shall the holders of the Registrable Securities be identified as a statutory underwriter in the Registration Statement unless requested by the SEC.

(b) Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the Registrable Securities proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Registrable Securities by the Purchaser or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of the Securities as is permitted by the SEC. In such event, the number of the Registrable Securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders.

(c) The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the Registrable Securities registered thereon have ceased to be Registrable Securities. The period of time during which the Company is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period.” The Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, reasonably necessary to enable the holders of the Registrable Securities to resell Registrable Securities pursuant to the Registration Statement or Rule 144 under the Securities Act (“Rule 144”), as applicable, qualify the Registrable Securities for listing on the applicable stock exchange and update or amend the Registration Statement as necessary to include Registrable Securities.

(d) For purposes of this Annex, “Registrable Securities” shall mean the Ordinary Shares (and whether held in the form of ADSs or not) beneficially owned by the Purchaser and/or its Affiliates, including any ADSs or Ordinary Shares issuable with respect to the Purchased Shares by way of a dividend, share split or other distribution, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided that such Registrable Securities shall not be considered to be Registrable Securities (i) at any time that (but only during such time as) such security is eligible to be sold pursuant to Rule 144 without condition or restriction, including without any limitation as to volume of sales, and without the holders thereof complying with any manner of sale requirements or notice requirements under Rule 144, or (ii) if such Securities have been sold pursuant to an effective registration statement or in compliance with Rule 144 or other exemptions from registration.

2. [Reserved].

3. Piggyback Registration; Underwritten Offering.

(a) The Company shall notify the Purchaser in writing at least seven (7) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of Ordinary Shares or ADSs (including registration statements relating to secondary offerings of Ordinary Shares or ADSs, but excluding registration statements relating to any employee benefit plan or a corporate reorganization) (such notice, the “Registration Rights Notice”) and shall afford the holders of the Registrable Securities an opportunity to include in such registration statement all or any part of the Registrable Securities. Any such holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within seven (7) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such holder wishes to include in such registration statement. Such holder shall be permitted to withdraw all or any part of their Registrable Securities from any registration at any time prior to the effective date of such registration, except as otherwise provided in any written agreement with the Company’s underwriter(s) (if any) establishing the terms and conditions under which such holder would be obligated to sell such Registrable Securities in such registration.

(b) If the registration under the any of the registration statement referenced in paragraph 1, 2 or 3 of this Annex A is for a registered public offering that is to be made by an underwriting, the Company shall so advise the Purchaser as part of the Registration Rights Notice. In that event, the right of the holders of the Registrable Securities to such registration shall be conditioned upon its participation in such underwriting and the inclusion of its Registrable Securities in the underwriting to the extent provided herein. If any holder of the Registrable Securities propose to sell any of its Registrable Securities through such underwriting, it shall (together with the Company and any other shareholders of the Company selling their Securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting by the Company or such other selling shareholders, as applicable. Notwithstanding any other provision of this paragraph 3(b), if the underwriter(s) or the Company determines that marketing factors require a limitation on the number of Securities to be underwritten, the underwriter(s) may exclude some or all Registrable Securities from such registration and underwriting. The Company shall so advise the holders of the Registrable Securities, unless such holders have failed to include their Registrable Securities through such underwriting or has indicated to the Company their decision not to do so, and the Company shall indicate to such holders the number of the Registrable Securities that may be included in the registration and underwriting, if any. The number of Securities to be included in such registration and underwriting shall be allocated first to the Company and each of the Holders (as defined in the Investors’ Rights Agreement, dated as of March 30, 2020, by and among the Company and the investors party thereto (the “IRA”)) in accordance with the terms of the IRA; second, to the holders of the Registrable Securities demanding registration of, or requesting inclusion of, their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such holder; and third, to other holders of Securities, if any. For the avoidance of doubt, the right of the underwriter(s) to exclude shares (including the Registrable Securities) from the registration and underwriting as described above shall be restricted so that all shares that are held by any employee, officer or director of the Company or any Subsidiary thereof shall first be excluded from such registration and underwriting before any other Securities (including the Registrable Securities) are so excluded.

(c) No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. If the Purchaser disapprove of the terms of any such underwriting, the Purchaser may elect to withdraw its Registrable Securities therefrom by delivering a written notice to the Company at least ten (10) Business Days prior to the effective date of the registration statement.

4. Suspension of Registration. Notwithstanding anything to the contrary contained herein, the Company may, upon written notice, suspend the use of any registration statement, including any prospectus that forms a part of a registration statement, if the Company (i) determines in good faith that it would be required to make disclosure of material information in the registration statement that the Company has a bona fide business purpose for preserving as confidential; (ii) the Company determines in good faith that it must amend or supplement the registration statement or the related prospectus so that such registration statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading; or (iii) the Company has experienced or is experiencing some other material non-public event, including a pending transaction involving the Company, the disclosure of which at such time, in the good faith judgment of the Company, would adversely affect the Company; provided, however, in no event shall sales of Registrable Securities be suspended pursuant to the registration statement for a period that exceeds thirty (30) consecutive trading days (any such suspension contemplated by this paragraph 5, an “Allowed Delay”); provided, further, that the Company may not utilize this right more than twice in any twelve (12) month period and may not register any other Securities during any Allowed Delay. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Purchaser and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated hereby. The Purchaser agrees that, upon receipt of any notice from the Company of an Allowed Delay, the Purchaser will cause the immediate discontinuation of the disposition of Registrable Securities pursuant to any registration statement covering such Registrable Securities, until the Purchaser is advised by the Company that such dispositions may again be made.

5. Expenses. All expenses incurred in connection with registrations, filings or qualifications pursuant to this Annex A, including all registration, filing and qualification fees (including “blue sky” fees and expenses); printers’ and accounting fees; fees and disbursements of counsel for the Company shall be borne and paid by the Company, except that any (i) fees and disbursements of counsel for the holders of Registrable Securities acting as selling shareholder counsel, and (ii) discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals applicable to the sale of any of the Registrable Securities shall be borne by the holders of Registrable Securities.

6. Rule 144. With a view to making available to the holders of Registrable Securities the benefits of Rule 144, the Company covenants that it will use commercially reasonable efforts to (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 with respect to resales of the Registrable Securities under the Securities Act, at all times, to the extent required from time to time to enable the holders of Registrable Securities to resell the Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time.

7. Holders’ Covenants. Each holder of the Registrable Securities shall furnish in writing to the Company such information regarding itself, the Registrable Securities and the intended method of disposition of the Registrable Securities, as shall be reasonably requested to effect the registration of such Registrable Securities and shall execute such documents in customary form in connection with such registration as the Company may reasonably request. Each holder of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a registration statement and/or prospectus hereunder, provided that each such holders shall be given the opportunity to review and comment on such registration statement and/or prospectus.

8. Indemnification.

(a) To the extent permitted by Law, the Company will indemnify and hold harmless each holder of Registrable Securities and its officers, directors, managers, partners, members, shareholders, employees and agents, successors and assigns, and each other Person, if any, who controls (within the meaning of the Securities Act) such holder, against any losses, claims, damages, liabilities and expense (including reasonable attorney fees), joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expense (or actions in respect thereof) that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact or omission or alleged omission of any material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading, contained in any registration statement, any preliminary prospectus or final prospectus, or any amendment or supplement thereof; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such holder or any such controlling Person in writing specifically for inclusion in such registration statement or prospectus and which information has not been corrected in a subsequent writing prior to or concurrently with the sale of the applicable Securities, (ii) the use by such holder of an outdated or defective prospectus after the Company has notified such holder in writing that such prospectus is outdated or defective, or (iii) such holder’s failure to send or give a copy of the prospectus or supplement (as then amended or supplemented), if required (and not exempted) to the Persons asserting an untrue statement or omission or alleged untrue statement or omission at or prior to the written confirmation of the sale of the applicable Registrable Securities.

(b) To the extent permitted by Law, each holder of Registrable Securities will indemnify and hold harmless the Company, its directors, officers, shareholders and employees, and each Person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact or omission or alleged omission of any material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading, contained in any registration statement, any preliminary prospectus or final prospectus, or any amendment or supplement thereof, to the extent, but only to the extent, that such untrue statement or omission is contained in any information regarding such holder of Registrable Securities and furnished in writing by such holder or its controlling Person to the Company specifically for inclusion in such registration statement or prospectus or amendment or supplement thereto, and which information has not been corrected in a subsequent writing prior to or concurrently with the sale of the applicable Securities, provided, however, that the indemnity agreement contained in this paragraph 8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this paragraph 8(b) exceed the net proceeds received by such holder in such registered offering.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (C) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such

Person); and provided, further that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which shall not be unreasonably withheld or conditioned, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(d) If for any reason the indemnification provided for in the preceding paragraphs 8(a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a holder of Registrable Securities be greater in amount than the dollar amount of the proceeds received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.